                                                                   EXHIBIT 10.22
                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "AGREEMENT") is made and entered into as of July 21, 2005 (the "Effective Date"), by and between Rainier Home Health Care Pharmacy, Inc., a Washington corporation (the "COMPANY"), and John T. Tran, a resident of the State of Washington (the "EMPLOYEE").

                                    RECITALS

      A. Employee is expected to continue to make a major contribution to the profitability, growth and financial strength of the Company.

      B. The Company and Employee have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

2. DUTIES. Employee shall serve as President of the Company and agrees to be subject to the general supervision, orders, advice and direction of the Chairman of the Board of Directors for the Company (the "CHAIRMAN") in a manner consistent with The Certificate of Incorporation and By-Laws of the Company. As President, Employee shall be entitled to enter into agreements for the purchase or sale of products and services in the ordinary course of the Company's business and shall have the ability to hire and fire employees of the Company. Employee shall not be obligated to receive any training from the Company in connection with his duties hereunder.

3. EXTENT OF SERVICES. During the term of Employee's employment hereunder, Employee shall devote his full working time and efforts to the performance of his duties and the furtherance of the interests of the Company and shall not be otherwise employed; provided, however, that Employee's ownership of a property management business and other entities that own real estate shall not be considered a violation of this Section 3.

4. TERM. Subject to the provisions for termination in Section 6 below, the initial term of employment of Employee under this Agreement shall be three (3) years from and after the Effective Date (the "INITIAL TERM") and it shall automatically renew annually for successive one (1) year periods (each, a "RENEWAL TERM"), unless the Company or Employee elects not to renew this Agreement by serving written notice of such intention not to renew on the other party at least ninety (90) days prior to the end of the Employment Term (as hereinafter defined). If such an election is made, this Agreement shall be in full force and effect for the remaining portion of the Employment Term, subject to the provisions for termination in Section 6 of this Agreement. Any reference in this Agreement to the "EMPLOYMENT TERM" shall mean the period beginning on the date hereof and continuing until Employee's employment is terminated under the terms of this Agreement.

5. COMPENSATION AND BENEFITS.

      5.1 SALARY. In consideration of the services rendered to the Company hereunder by Employee and Employee's covenants hereunder, the Company shall, during the Employment Term, pay Employee a salary at the annual rate of $180,000, less statutory deductions and withholdings, payable in accordance with the Company's regular payroll practices. In addition, Employee will be eligible to receive an annual salary increase in an amount to be determined by the Chairman.

      5.2 BONUS. Employee will receive bonuses based upon his performance in his capacity as an employee and manager of the Company during the Employment Term. The Employee's bonus for calendar year 2005 shall be an amount equal to the lesser of (i) $150,000, or (ii) the Company's actual EBITDA for calendar year 2005 minus the Company's target EBITDA for such year of $1,800,000. The Employee's bonus for calendar year 2006 shall be an amount equal to the lesser of (v) $150,000, or (vi) the Company's actual EBITDA for calendar year 2006 minus the Company's target EBITDA for such year of 2,160,000. The Employee's bonus for calendar year 2007 shall be an amount equal to the lesser of (x) $150,000, or (xi) the Company's actual EBITDA for calendar year 2007 minus the Company's target EBITDA for such year of $2,592,000. If the Company's target EBITDA for any calendar year exceeds actual EBITDA for such year, then no bonus shall be paid to Employee for such year. Actual EBITDA shall be calculated by the Company no later than 120 days after the end of each calendar year, and the bonus shall be paid no later than 10 business days after EBITDA is calculated by the Company.

      5.3 BENEFITS PACKAGE. During the Employment Term, Employee shall be entitled to participate in the Company's corporate, medical and disability insurance plans. Employee shall be entitled to all other fringe benefits generally provided for salaried employees of the Company as provided under the Company's fringe benefit programs.

      5.4 STOCK OPTION. Employee shall be entitled to options to purchase 50,000 shares of Standard Management Corporation ("SMC") under the Standard Management Corporation 2002 Stock Incentive Plan (THE "PLAN"). In addition, Employee shall be entitled to receive options to purchase additional shares of SMC under the Plan at the discretion of SMC's Stock Option Committee.

      5.5 VACATION. Employee shall be entitled to the greater of (a) 20 days paid time off ("PTO") for each year of the Employment Term; and (b) the number of PTO days to which Employee would be entitled in accordance with the Company's PTO policy and years of service with the Company or it affiliates. Employee shall receive credit for his prior years of service to the Company and its predecessor in interest.

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      5.6 EXPENSES. The Company shall, during the Employment Term, reimburse
Employee for all reasonable travel, business entertainment and other business expenses incurred by Employee in rendering services under this Agreement. Such reimbursement shall be subject to compliance with the applicable policies and procedures established by the Company.

      5.7 BOARD OF DIRECTORS. During the Employment Term, Employee may serve, or select another person to serve, on the Board of Directors of the Company. Upon the termination of Employee's employment under this Agreement, the director selected by Employee shall resign from the Company's Board of Directors.

6. TERMINATION. Employee's employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the "TERMINATION DATE"):

      6.1 DEATH OR DISABILITY. Immediately upon the death of Employee or a determination by the Company that Employee has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than ninety (90) days, due to a mental or physical illness or incapacity (termination pursuant to this Section 6.1 being referred to herein as termination for "DEATH OR DISABILITY").

      6.2 TERMINATION FOR GOOD REASON. Thirty (30) days following Employee's written notice to the Company of termination of employment as a result of (a) the Company's material breach of this Agreement or a material breach of the Merger Agreement (as hereinafter defined), if the Company fails to cure such breach within such thirty (30) day period, (b) a substantial diminution not consented to by Employee, in the nature or scope of Employee's responsibilities, authorities, powers, functions or duties, or (c) the Company's principal executive offices are moved outside, or if the Employee is relocated outside the geographic area consisting, of King County, Washington and the counties contiguous to King County, Washington ("GOOD REASON").

      6.3 VOLUNTARY TERMINATION. Thirty (30) days following Employee's written notice to the Company of termination of employment other than for Good Reason ("VOLUNTARY TERMINATION").

      6.4 TERMINATION FOR CAUSE. Immediately following notice of termination for Cause (as hereinafter defined), which notice shall specify such Cause, given by the Company (termination pursuant to this Section 6.4 being referred to herein as termination for Cause). As used herein, "CAUSE" means (a) termination based on Employee's conviction or plea of "guilty" or "no contest" to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other crime involving dishonesty or willful misconduct that materially injures the Company (whether or not a felony); (b) Employee's failure or refusal to perform his duties at all or in an acceptable manner as reasonably determined in the sole discretion of the Company, (c) Employee's failure or refusal to follow the lawful orders, advice, directions, policies, standards and regulations of the Company and its Chairman,

Confidential                         Page 3
as promulgated from time to time; (d) Employee's material breach of this Agreement; (e) misconduct by Employee that has or could discredit or damage the Company; (f) an act or acts of fraud or dishonesty by Employee resulting in or tending to result in gain to or personal enrichment of Employee at the Company's expense; (g) Employee's indictment for a felony violation of the federal securities laws; or (h) Employee's chronic absence from work for reasons other than illness.

      6.5 TERMINATION WITHOUT CAUSE. Thirty (30) days following notice to Employee of termination for any reason other than Cause, notwithstanding any other provisions contained herein, including, but not limited to Section 4 above; provided, however, that during any such thirty (30) day notice period, the Company may suspend, with no reduction in pay or benefits, Employee from his duties as set forth herein (including, without limitation, Employee's position as a representative and agent of the Company) (termination pursuant to this
Section 6.4 being referred to herein as termination "WITHOUT CAUSE").

      6.6 TERMINATION UPON CHANGE OF CONTROL. Upon notice to Employee of termination within six (6) months following a change of control (as defined below) for any reason other than termination for Death or Disability or termination for Cause ("TERMINATION UPON CHANGE OF CONTROL").

As used in this Agreement, the term "change of control" means: (a) a change of ownership of 50% or more of the shares of voting stock of the Company by any person or group (other than a person or group including Employee or with whom or which Employee is affiliated), (b) the occurrence of a "change of control" required to be described under the proxy disclosure rules of the Securities and Exchange Commission or (c) any person or group is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then-outstanding securities.

      6.7 OTHER REMEDIES. Termination pursuant to Section 6.4 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

7. SEVERANCE AND TERMINATION.

      7.1 VOLUNTARY TERMINATION, TERMINATION FOR CAUSE, TERMINATION FOR DEATH OR DISABILITY. In the case of Employee's Voluntary Termination of employment hereunder in accordance with Section 6.3 above or a termination of Employee's employment hereunder for Cause in accordance with Section 6.4 above, (a) Employee shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than salary earned but unpaid, accrued but unused vacation to the extent required by the Company's policies, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 5.6 hereof incurred by Employee as of the Termination Date, (b) the Company will not be obligated to make any further payments on the Earn-Out (as defined in Agreement and Plan of Merger dated July ___, 2005 by

Confidential                         Page 4
and among Standard Management Corporation, Rainier Acquisition Corporation, the Company, Employee, Cynthia J. Wareing-Tran and The Jonathan Tran Irrevocable Trust, u/a/d 8/23/2004 ("MERGER AGREEMENT"), and (c) the Company's obligations under this Agreement shall immediately cease.

      7.3 TERMINATION FOR DEATH OR DISABILITY. In the case of a termination of Employee's employment hereunder for Death or Disability in accordance with
Section 6.1 above, (a) Employee shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than salary earned but unpaid, accrued but unused vacation to the extent required by the Company's policies, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 5.6 hereof incurred by Employee as of the Termination Date, and (b) the Company's obligations under this Agreement shall immediately cease.

      7.4 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. Subject to the provisions set forth in this Agreement, in the case of a (a) termination of Employee's employment hereunder for Good Reason in accordance with Section 6.2 above or (b) termination of Employee's termination hereunder Without Cause, unless such termination is also a Termination Upon Change of Control, in accordance with Section 6.4 above, the Company shall pay Employee, the greater of twelve (12) months' salary or the salary due for the remainder of the Initial Term or Renewal Term, as applicable (thereinafter the "SEVERANCE PAYMENT"), payable in installments in accordance with the Company's normal payroll practices and subject to the tax withholding specified in Section 5.1 above. The Company shall also provide Employee with health benefits equal to and under the same terms as such benefits are provided to employees similarly situated to Employee during the severance period, or pay the same level of premiums for such benefits required of Employee under COBRA, 29 U.S.C. Section 1161, et seq. (hereinafter "BENEFIT CONTINUATION"), throughout any period in which Employee receives the Severance Payment under this Section 7.4 or until Employee receives comparable benefits from any other source, whichever occurs first. Nothing contained herein shall interfere with Employee's right to purchase continuation coverage under COBRA. Any Benefit Continuation under this Agreement shall run concurrently with any continuation coverage under COBRA.

      The Company's obligation to pay and Employee's right to receive the Severance Payment shall cease in the event of Employee's breach of his obligations under Section 8 of this Agreement, as reasonably determined in the sole discretion of the Company.

      7.5 TERMINATION UPON CHANGE OF CONTROL. In the event the Employee is Terminated Upon Change of Control, the Employee shall be entitled to a severance payment consisting of twelve (12) months salary. In addition, Employee shall continue to be entitled to all benefits throughout the twelve (12) month severance period.

      7.6 SEVERANCE CONDITIONED ON RELEASE OF CLAIMS. The Company's obligation to provide Employee with the benefits set forth in Sections 7.1, 7.4 and 7.5

Confidential                         Page 5
above is contingent upon Employee's execution of a release, reasonably satisfactory to the Company, of all claims Employee may have against the Company and SMC.

8. TECHNICAL INFORMATION, CONFIDENTIALITY, NON-SOLICITATION, AND
NON-COMPETITION.

      8.1 TECHNICAL INFORMATION. Employee agrees that during the Employment Term and for a period of one year thereafter, (for the purpose of perfecting ownership) he will (a) assign to the Company or its nominees all of his right, title and interest in and to all "Technical Information" (as hereinafter defined) that he made, developed or conceived, either alone or in conjunction with others during the Employment Term; (b) disclose promptly to the Company all such Technical Information; and (c) cooperate with the Company in its efforts to protect its or any of its affiliates' or subsidiaries' rights of ownership in such Technical Information. For purposes of this Contract, "TECHNICAL INFORMATION" shall mean and include, but not be limited to, all software, processes, devices, trademarks, trade names, copyrights, marketing plans, improvements, and ideas relating to the business of the Company, or any of its affiliates or subsidiaries, and all goodwill associated with any such item.

      8.2 CONFIDENTIALITY. The Employee agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee's assigned duties and for the benefit of the Company, either during the Employment Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge, data or trades secrets (including, but not limited to, the identity and needs of any customer of the Company, or any of its affiliates or subsidiaries, the method and techniques of any of the business of the Company, or any of its affiliates or subsidiaries, the marketing, sales, costs and pricing plans and objectives of the Company, or any of its affiliates or subsidiaries, the problems, developments, research records, and Technical Information) of the Company or any of its subsidiaries, affiliated companies or businesses. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to the Employee; (b) becomes known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (c) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) and (b) of the preceding sentence, the Employee's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. Furthermore, Employee shall deliver promptly to the Company upon termination of his employment, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, software, models, designs, and other documents and computer records (and all copies thereof) relating to the business of the Company or any of its affiliates or subsidiaries, and all property associated therewith, which he may then possess or have under his control. This Agreement supplements and does not supersede Employee's obligations under statute or the common law to protect

Confidential                         Page 6
the Company's or any of its affiliates' or subsidiaries' trade secrets and confidential information.

      8.3 NON-SOLICITATION. During the Employment Term and for a period of two
(2) years thereafter (regardless of the reason for the separation), the Employee agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly (a) solicit, aid or induce any employee of the Company or any of its subsidiaries or affiliates to leave such employment to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, (b) hire or engage as a consultant, independent contractor or in a similar capacity, any person who is (or was during the preceding 12-month period) an employee, independent contractor or consultant of the Company, or (c) solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

      8.4 NON-COMPETITION. During the Employment Term and for a period of one
(1) year thereafter (regardless of the reason for the separation), Employee shall not, anywhere in the areas described in Exhibit A, directly or indirectly, invest in, own, or operate any person engaged in any business that is directly competitive with the business of the Company; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any entity if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. The Employee acknowledges that the provisions of this Section 8.4 shall be in addition to, and shall not relieve the Employee of, his non-competition obligations under Section 9.2(b) of the Agreement and Plan of Merger dated as of July ___, 2005 by and among Standard Management Corporation, the Company, the Employee, Cynthia J. Wareing Tran and the Jonathan Tran Irrevocable Trust, u/a/d 8/23/2004.

      8.5 EQUITABLE RELIEF, OTHER REMEDIES, AND JURISDICTION. The Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 8.5 would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. With respect to any suit, action, or other proceeding for equitable relief under this Section 8.5, the Company and Employee hereby irrevocably agree to the exclusive personal jurisdiction and venue of the United States District Court for the Southern District of Indiana (and any Indiana State Court within Marion County, Indiana).

      8.6 REFORMATION. If it is determined by a court of competent jurisdiction (or the arbitrators pursuant to Section 10.6) that any restriction in this
Section 8 is excessive

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

in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

      8.7 SURVIVAL OF PROVISIONS. The obligations contained in this Section 8 shall survive the termination or expiration of the Employee's employment with the Company and shall be fully enforceable thereafter.

9. REPRESENTATIONS AND WARRANTIES BY EMPLOYEE. Employee represents and warrants to the Company that (a) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (b) Employee is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (c) Employee is not subject to any pending or, to Employee's knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Employee has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

10. MISCELLANEOUS.

      10.1 NOTICES. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

             If to the Employee, to:
                      John T. Tran
                      7716 B Seward Park Ave. South
                      Seattle, WA  98118
                      FAX:

             If to the Company, to:
                      Rainier Home Health Care Pharmacy, Inc.
                      10689 N. Pennsylvania
                      Indianapolis, IN  46280
                      Attn:  Stephen M. Coons, Secretary
                      FAX:  317-574-6227

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section 10.1, be deemed given upon receipt, and (c) if delivered by mail in the manner described above to the address as provided in this Section 10.1, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request or other communication is to be

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

delivered pursuant to this Section 10.1). Any party from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

      10.2 AUTHORIZATION TO BE EMPLOYED. This Agreement, and Employee's employment hereunder, is subject to Employee providing the Company with legally required proof of Employee's authorization to be employed in the United States of America.

      10.3 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect thereto.

      10.4 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

      10.5 AMENDMENT. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

      10.6 ARBITRATION OF DISPUTES; INJUNCTIVE RELIEF. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, other than injunctive relief under Section 8.5, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana, by three arbitrators, one of whom shall be appointed by the Company, one by Employee and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Section 10.6. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

      10.7 RECOVERY OF ATTORNEY'S FEES. In the event of any litigation or arbitration arising from or relating to this Agreement, the prevailing party in such litigation or arbitration proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party's reasonable costs and attorney's fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

      10.8 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company's

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successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

      10.9 NO ASSIGNMENT; BINDING EFFECT. Employee acknowledges that the services to be rendered by him are unique and personal; accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. This Agreement shall inure to the benefit of any successors or assigns of the Company.

      10.10 HEADINGS; DEFINITIONS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      10.11 SEVERABILITY. The Company and Employee intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Employee intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

      10.12 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts executed and performed in such state without giving effect to conflicts of laws principles.

      10.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

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



      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

                                   "EMPLOYEE"

                                   /s/ John T. Tran
                                   ---------------------------------------
                                   John T. Tran

                                   "COMPANY"

                                   RAINIER HOME HEALTH CARE PHARMACY, INC.

                                   By:  /s/ Stephen M. Coons
                                   ---------------------------------------
                                   Stephen M. Coons, Secretary

                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

Confidential